Exhibit 99.1

CECO - Q2 2006 Career Education Earnings Conference Call
Event Date/Time: August 3, 2006 / 5:00PM ET

CORPORATE PARTICIPANTS

Jack Larson
Career Education — Chairman, President, CEO

Pat Pesch
Career Education — CFO

Steve Fireng
Career Education — President of the University Group

CONFERENCE CALL PARTICIPANTS

Greg Cappelli
Credit Suisse — Analyst

Sarah Gubins
Merrill Lynch — Analyst

Jack Sherck
SunTrust Robinson Humphrey — Analyst

Bob Craig
Stifel Nicolaus — Analyst

Gary Bisbee
Lehman Brothers — Analyst

Mark Marostica
Piper Jaffray — Analyst

Jennifer Childe
Bear Stearns — Analyst

Kelly Flynn
UBS — Analyst

Corey Greendale
First Analysis Securities — Analyst

Howard Block
Bank of America — Analyst

Operator: Good day, ladies and gentlemen, and welcome to the Career Education second quarter 2006 earnings conference call.

[OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded for replay purposes.

At this time I would like to read the Safe Harbor statement. Statements made by CEC or its representative on this call that are not historical facts are forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.

Such statements are based on information currently available to us, and involve risks and uncertainties that could cause our actual growth result, performance, and business prospects and opportunities to differ materially from those expressed in or implied by these statements.

These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations include but are not limited to future financial and operational results, including the impact of impairment and good will of other intangible assets, risk related to our ability to comply with accrediting agency requirements or obtain accredited agency approvals including the adverse impact of negative publicity and negative press coverage concerning the continued probation status of American Intercontinental University, an ongoing to review by it’s accrediting body.

Risks related to our ability to comply with and the impact of changes in legislation and regulations that affect your ability to participate in student financial aid programs, costs, risks and affects of legal and administrative proceedings and investigations and governmental regulations including the pending Securities and Exchange Commission and Justice Department investigations and class actions derivatives and other lawsuits.

Cost and difficulties related to the integration of acquired businesses, risk related to our ability to manage and continue growth, risk related to competition, general economic conditions and other risk factors relating to our industry and business as described in our annual report on Form 10-K for the year ended December 31, 2005. And from time to time in our other reports filed with the SEC.

Except as expressly required by federal security laws we undertake no obligation to update such factors or to publicly announce the results of any of these forward-looking statements to reflect future events, developments or changed circumstances, or for any other reason.

I would now like to turn the call over to Mr. Jack Larson, Chairman, President and Chief Executive Officer. Please proceed, sir.

Jack Larson: Good afternoon, to everyone and thank you for joining us for our second quarter earnings call.

With me today is Pat Pesch, our CFO, and also Steve Fireng, the President of our University Group.

We appreciate the input and thoughts from many of you during this critical transition period for the company and we remain committed to generating enhanced long-term value to you our shareholders. Pat Pesch will provide you with more detail and color on the financial results of the quarter, let me be very clear that the second quarter was challenging and disappointing for Career Education Corporation.

Perhaps the most challenging period we have ever faced. It fell below our expectation. But I want you to know that we are identifying and addressing the factors that are affecting our performance, and we are dealing with those issues quickly and decisively. We have taken many steps to make appropriate changes, and will continue to do so proactively.

In short I’m confident that we will have the will, the ability, and the capacity to fully address and resolve all issues. The reported results were adversely affected by a number of factors which we’re addressing.

AIU’s one year probation which has been actively exploited by our competitors directly impacted AIU’s growth rate. The situation that we have been working on to mitigate. The leadership team at AIU is intensely focused on successfully resolution of the probation with the accreditor and we will continue to keep you updated on the status. In fact, Steve Fireng will give you further information on the status of the SACS probation in just a few moments.

Aside from that important and ongoing effort, we have launched a campaign to protect and enhance the image of AIU and are working on significant new strategies in lead generation and retention. We have every intention of protecting this valuable asset even as the leadership group at AIU works with staff to improve and strengthen processes and deliver the highest quality of education for our students.

In addition, we were hampered during the quarter by the pricing for AIU associates degree which did not position us well competitively. As Steve will discuss in a moment, this issue has been addressed we believe effectively and the changes we made have already resulted in improvements.

Starts were also hurt by lower internet lead conversions.  While we recognize that increased competition for leads may be impacting quality, we have been working with our outside firms to improve the quantity, the quality of the internet leads generated. We are doing a better job of targeting our internet lead vendors.

Negative publicity at some of our schools also impacted growth. We have a full-fledged reputation management program working at many of our schools now, which we believe will have a very positive impact.

And lastly, while our Health division performed well from a top-line standpoint, it fell short of prior internal profit forecasts. We have begun an intense review of the financial, operational, strategic characteristics of this important division. To identify factors that have hurt profitability and aim to ensure that both revenue and bottom line performance meet our expectations in the future.

While we are not happy with this quarter’s results I want to stress that we believe these are fixable problems. I also want to assure you that we continue to actively address both external and internal issues. We believe that the immediate issues related to accreditation and regulatory overhang can be effectively resolved.

Once that occurs we have built on the strength of our existing compliance infrastructure, we anticipate a healthy level of organic and total growth. That’s our immediate strategic priority and support of our primary goal of building attractive long-term shareholder value.

Before we get into the results of the quarter, let me outline for you some of the additional steps the Company has taken over the past two months to improve performance. First, we have undertaken a rigorous process of rationalizing our assets, taking a careful look at those schools that are not performing to our expectation.

We have already identified some areas of opportunity that we will be addressing first and we will communicate these steps as appropriate. Other decisions will take longer as we determine how best to ensure the most attractive return to you, our stockholders, while continuing the delivery of quality education to our students.

Second we are taking steps to improve the quality of lead management, increase enrollment and improve show rates. For instance, in virtually all of our schools, we have now instituted a pre-orientation program designed to better prepare students, reinforce their enrollment decision, and provide them with more of the information they need to succeed.

Our objective with this plan is to convert higher quality leads into retainable starts and then to support our students all the way through graduation. To further support retention of both our students and admissions representatives we are considering instituting at selected schools a system of additional compensation in full compliance with requirements of U.S. Department of Education, and all applicable states regulations and accreditation roles that will provide incentives beyond their salary to admissions representatives for students who stay in school and eventually graduate.

We also have increased admissions representative staffing so that—so what we believe will be more effective levels in our providing significant new training and support. While we recognize that the expenses associated with increased staffing will be incurred in advance of the revenue derived from improved enrollment, we believe this is the right investment to drive long-term growth and return.

Third, I am pleased to say we have selected a new hiring firm for admissions representatives so they can better assure not only the quantity we need but also the quality. By hiring the highest quality candidates possible, providing them with top notch scenario-based training and a competitive compensation package, we believe that not only can we improve turn over rates, but also attain a higher level of service and satisfaction for our students.

Finally, we have made other significant changes in lead management, student financing and retention efforts, that we believe will have a noticeable impact on our operating metrics, and will assist in driving a higher level of long-term sustainable growth. For instance, we are now looking for fewer but higher quality internet leads and we are more focused on local ads and local leads. We also rolled out an automated 24-7 enrollment system that we believe will make a significant difference to our potential students and ultimately to an increase in enrollment and start.

Our goal with this system is to serve our customers via the means that is most convenient and acceptable to them. Our near term plans and actions are focused first on stabilizing our student population and second on addressing return on both historical and future capital investments.

Pat Pesch and I will discuss in greater detail additional plans all designed to support our goal of quality sustainable growth and to leverage our company’s most valuable asset, the Gold Standard brand and quality schools. We know that we have much to do to ensure that our company will successfully through the next stages of it corporate life cycle and back into a period of renewal and enhanced value generation. We recognize and acknowledge the challenge, and we have every intention of stepping up to meet that challenge.

Now I would like to ask Steve Fireng to discuss specific steps being taken at the University Group and then Pat Pesch will give you more detail on the quarter. Steve?

Steve Fireng: Thanks, Jack.

Today I’m here to talk about CEC’s University Group which includes both brick and mortar and online students for American Intercontinental University and Colorado Technical University.

As you saw from the press release our population was sequentially down from last quarter. While we are not pleased with this result, we did expect slower growth due to AIU’s probation and lower conversions at both universities.

To address this, I will be discussing our short-term plans to regrow our population and our strategic plan that will position us for long-term operational excellence, superior customer service, and quality growth for both universities. As discussed previously AIU was placed on a one-year probation by it’s accreditor last December. While the probation has offered AIU an opportunity to examine it’s business objectives that align fully with SACS standards the policy improvements have resulted in a positive changed business model.

We do expect that this slower growth to be short-term, as the university is adjusting to the changes that were implemented and the campus leaders are spending a considerable amount of time preparing for the upcoming fall visit. I will talk later about Dr. George Miller and his team’s plan to address the probation but first I want to talk about our 100-day plan that centers on improving lead quality, conversion rates, as well as providing students with the flexibility that they want.

To improve conversions, we are pleased to announce that we’ll be creating a next generation admissions contact center named PEER. Or the Professional Education Enrollment Resource center. Gone are the days where the student would only receive information by directly speaking to an advisor.

Via the new PEER center, the process starts with the marketing team buying leads from the highest converting vendors.  It then follows with the students choosing how they want to receive the information from the university, and how they want to enroll. The student still will be able to talk live with an advisor but they also will have available a comprehensive feature benefit information about the university, 24 by 7 web chat access, sample classes, alumni and faculty discussions, virtual campus tours and specialized admissions advisors.

The PEER center will also have PEER qualifiers who pre-screen perspective students and introduce them to advisors depending on the student’s program interest or special circumstance. By qualifying the perspective students the PEER advisors will spend less time calling perspective students and more time supporting the students with their individual needs and answering their questions.

Also to improve conversions and to ensure that we’re servicing our students ethically, we have implemented a third-party call monitoring system. The advisors are available to review their individualized monitoring results and listen to a recorded call via a web-based tool. We are extremely excited about this initiative as our third-party vendor already has proven that real-time coaching has improved sales at many other large company clients.

To address student flexibility, CTU on-line plans to add part-time options for bachelor’s and master’s degrees for this upcoming fall and Stonecliffe College online plans to add also to its product offering. Additionally, the Stonecliffe admissions staff has merged into CTU Online allowing Stonecliffe advisors to enroll students into either Stonecliffe or

CTU programs depending on their academic status. This strategy also will allow for leveraging of the lead and admissions cost for the university.

Overall, our long-term vision for student flexibility is the one university concept whereby a student can enroll for an on-campus, hybrid or fully on-line program whether it’s part-time or full-time all in one enrollment process. Already we have seen some positive trends for the upcoming August start from some of these initiatives, and I’m looking forward to updating you on our progress of our 100-day plan.

I would like to shift gears and briefly discuss associate price reduction at AIU online and the positive effects that it already has had on their students. After significant market research the university decided to lower the tuition as the associate student proved to be the most price sensitive of the consumer.

Even though the tuition reduction just went into effect, it had a more than a 10 percentage point improvement on the associate’s student show rate for the July start, AIU’s best show rate for associate students since November 2003. AIU online has now developed an associate degree program with the same high quality, high service model as it was before, but now at a more affordable price over its competitors. While we did reduce the associate tuition, the market research suggests that we’ll not see the same price sensitivity with the bachelor’s and master’s degree students.

Now that I have discussed some of the plans to increase population. I want to talk about AIU and it’s commitment to successfully addressing its probation status. In the last call I detailed for you AIU’s action plan which included four key phases.

AIU now is in the fourth and final reassessment phase whereby the university is evaluating and measuring the results of its policy improvement that went into effect on April 1st. Some of the successes that AIU has made during the current reassessment phase involved continued commitment to the consistency in marketing between on campus and on-line, renewed faculty pride in ownership of curriculum, practice of the governing board as an independent oversight body and the demonstrated knowledge of the integrity safe guards in marketing and admissions.

As disclosed previously AIU retained a third-party industrial psychologist to make recommendations regarding changes in the marketing and admissions area. We are pleased that the industrial psychologists have seen that AIU has made significant progress in its cultural transformation from a sales culture to a service culture. The university will be visited in October and SACS will address the probation status at its annual meeting in December.

Before I conclude I wanted to share our new “Strive for Five” customer service initiative that will support our strategic plan. The vision is that all on-line university functions from admissions to career services will be ranked based on a five star service level. The real time feedback that we’ll receive at each point of the student’s process will allow us quickly to implement changes to the overall—to improve the overall student experience.

You have my commitment that over the next 9 to 12 months we will support Dr. George Miller and his team to rebuild the momentum at AIU and strengthen the university’s infrastructure that will continue to enhance the quality of the education they provide and to prepare for future growth.

Now I would like to turn the call over to Pat Pesch, our Chief Financial Officer.

Pat Pesch: Thank you, Steve.

Let me start for the audience by apologizing for the late release of our earnings data today and assure you that that late release was inconsistent with our desire to really provide you the best and most timely information for which to make decisions.

Now let me continue by addressing the financial results for the quarter. Second quarter revenue 482—487 million was down 2.1% from last year’s second quarter. On-line revenue of 167 million, was up 4.2% versus last year’s 160—160 million, while campus-based revenue was down 5.3%, 320 million versus 338 million in the prior year.

The second quarter included certain non-cash expenses which did not have comparable amounts in the prior year, and I would like to provide some information on those expenses. Second quarter 2006 operating results include non-cash share-based compensation expense of $4.5 million or approximately $0.028 per share net of related tax benefits. There was no such charge in 2005.

We also recorded an estimated good will impairment charge during the second quarter of $85 million for our Healthcare segment. In our 10Q dated March 31, 2006, we indicated that we had tested the good will balance for our Healthcare division for impairment and that the estimated carrying value exceeded fair values by a relatively slim value and that we would continue to monitor performance for signs of impairment.

During the second quarter, our Health education division did not achieve projected student enrollment, operating results and cash flow. While this business has shown growth in student population and revenue, the level of growth and improvement in profitability did not meet second quarter expectations.

In consideration of these results and their implications for the rate at which we expect to improve profitability of this segment, we have lowered our estimate of the reporting unit’s fair value to less than the carrying value of the reporting unit, and accordingly recorded the good will impairment charge. Only a small portion of this charge will be deductible for tax purposes and therefore there is limited tax benefit associated with the charge. The after-tax impact of this charge is approximately $82.6 million or $0.85 per share.

Operating loss margin percentage was 6.9% during the second quarter of 2006, compared to an operating profit percentage of 16.4% during 2005. 17.5 percentage points of the year-over-year change were attributable to the Health Education division goodwill impairment charge and 90 basis points related to share-based compensation expense.

Educational services and facilities costs increased as a percentage of revenue by about 1.3%, predominately due to previous commitments which resulted in increased occupancy costs. G&A expenses increased as a percentage of revenue 4.1% due to stock-based—due to increases in advertising and admissions as well as increased administrative cost, partially offset by reduction in bad debt expense.

Consolidated net loss was $47.5 million or $0.49 versus net income of $52.8 million or $0.50 per diluted share during the second quarter of 2005. Adjusting for share-based compensation expense and the 2006 good will impairment charge for which there was no comparable charge in 2005, would result in the year-over-year EPS decline of about $0.11.

As we have indicated previously, we believe tightening of our credit standards has resulted in significant improvement in our bad debt expense particularly within our campus-based population. During the second quarter, bad debt expense for our brick and mortar campuses was at 2.1% of revenue, less than half of peak levels.

Overall day sales outstanding for accounts receivable were at 11 days, less than 1/3 of levels from a few years ago. We believe that the changes that brought about these improvements were warranted, and we continue to look for further changes that will improve performance. However, as I indicated last quarter, these changes have clearly had an adverse impact on our population growth.

The approval rate for non-recourse alternative loans during the second quarter was approximately 8% lower than previous levels, primarily due to changes in co-signor requirements that were imposed on non-recourse alternative loans. We have relaxed the changes in our co-signor requirement, and are working diligently to bring alternative loan approval rates back to historical levels. As we indicated last quarter, with respect to culinary students, we are also diligently assessing other charges—other changes in the extension of credit that will responsibly balance student needs, growth opportunities, cash generation, and profitability.

I would like to give you some further details on the University Group. The University Group segment revenue was up 2% from the second quarter of 2005. Operating profit is down approximately 10%, primarily as a result of declines in AIU revenue in margins partially offset by growth in CTU revenues and margins.

On-line revenue is $166 million, an increase of 4.2% from $160 million in the second quarter of 2005. Within the on-line schools, AIU on-line revenue was down 10%, while CTU online revenue was up 68%. AIU on-line population as of July 31st, was down 20%, while CTU online population was up 37%.

On-line operating profits continue to remain strong at approximately 38%. CTU on-line margins are up over 5 percentage points on a year-over-year basis despite the investment in Stonecliffe College activity. AIU margins, despite a significant slow down in growth, are still in the low 40% range and are down less than 3.5 points versus prior year same quarter.

The slow down in growth for our on-line schools was a result of a combination of AIU probationary status, competitive pricing for our AIU associate’s degrees, as well general competitive pressures. We have always marketed our online programs as a premium product due to the high quality of the offering and technology platform and have presented it that way to our students.

Our on-line students do a lot of comparison shopping and the probationary status has made that value proposition more difficult to sell. The price change we have made has been specific to our AIU on-line associate’s degree and was at a level to make us more competitive but not a low-cost provider.

Steve already shared with you the strong early indications of the benefits of this price change on our July starts. We do not think this price reduction indicates a general need to cut prices in our AIU master’s and bachelor’s programs or across our family of schools.

We will continue to evaluate the pricing of each school and each program independently and if further price changes were warranted they would be done in a similarly targeted fashion.

During the second quarter we repurchased 100 million of stock, and ended the quarter with cash and investments of approximately $378 million. From inception of the buy-back program through June 30, 2006, we have repurchased approximately 9.1 million shares of our common stock for approximately $325 million. We have approximately 175 million still authorized for the repurchase of shares.

Capital expenditures decreased to 25.6 million or 5.3% of revenues during the second quarter of 2006, versus 45.4 million or 9.1% of revenue during the second quarter of 2005. The largest capital expense this quarter was about $10 million for our on-line data center in Elgin, Illinois.

With respect to guidance, we have made the decision to discontinue guidance. Instead, we will continue to provide expanded segment detail and specific metrics regarding our on-line schools which provide further insight into our varied operations. We also provided historical segment detail regarding population and starts for 2004 and 2005, so that you could better understand the trends in our various segments.

With that I’ll turn it over to Jack.

Jack Larson: Thank you, Pat.

I just want to make a few concluding remarks here and then we’ll be glad to take questions. Our goal during this period is simple, first to address what needs to be addressed and to fix what needs to be fixed. At the same time we’ll continue to work toward attracting more students with even better educational products that result in more favorable graduation and employment rates.

We continue to be confident that our competitive strength along with the quality of our schools and our educational brand, our technology and our flexibility and willingness to adapt. We also believe that there is a great deal of value and potential inherent in our business.

We plan to realize this value and our long-term potential by effectively resolving our current challenges and emerging a more profitable stronger company. In the near-term, our plans are to offer students more student financing alternatives, to increase our population to higher lead conversion rates and more starts as well as through enhanced retention initiatives, to continue and accelerate the process of rationalizing our assets, and evaluating return on investment, to address our regulatory issues, to strengthening our processes and infrastructure and to position ourselves for attractive long-term future growth.

For example, we’ll be making a decision regarding our Gibbs division, a matter of interest and concern to both management and the board, as well as to you. I assure you that we’ll do everything we can to make the right decision and execute it effectively. And that will—and that we will communicate that decision when we make it at the appropriate time.

For all those campuses identified as underperforming we’ll be making decisions and adjustments on an ongoing basis to address challenges related to return on investment. For underperforming campuses, we are developing a turnaround plan. In addition, we’ll be completing the hiring of the right Chief Operating Officer as well as Senior Level Executive for Admission, a newly created position in the Company.

We also will continue to meet our regulatory agencies actively seeking to address any concerns they have, and move towards an effective resolution of all existing issues. Finally, we are taking further steps to improve and enhance our marketing efforts including fewer but significantly improved internet leads a redesign of ads for several of our divisions and a stronger local market focus on our lead generation effort.

The longer term we’ll be focused in five key areas. Further strategic enhancement of our marketing and lead generation efforts, ongoing and rigorous rationalization of assets to ensure maximum return on investment, significant strengthening of retention efforts at our school and the relentless pursuit of student satisfaction and pliability, effectively addressing turnover among our key employees and our educators and staff at the school level.

Both to control costs and to ensure a higher level of commitment and productivity and perhaps most important, long-term development of leadership in the corporation so that we have the right skills and capability to take us into the future. All of this will require an investment of time, attention and money. But we understand the potential payoffs are significant.

On a number of fronts particularly student satisfaction and retention, we already have begun taking steps. We are aiming for students ease of use and enhanced quality in everything that we do. We have an outstanding business to foster and to grow. Our job will be to target our efforts intelligently so that we invest where there is the greatest potential for return for all of our stakeholders.

Before we address your questions, let me stress that we are grateful for your feedback over this period of transition and we ask for your patience. We believe that the fundamentals of our business remain very solid and that the Company can maintain and enhance a healthy growth rate in the future.

We also remain confident that the demand for high quality, flexible post-secondary education options will increase and that we will be well positioned to take advantage of this demand. Our focus going forward will be on our business and on our students, and on freeing the Company and our schools from the regulatory challenges that we have faced now for two years.

Accomplishing this near-term goal we believe will fuel growth for the long term.

Now we would like to address all of your questions.

Operator: Thank you.

[OPERATOR INSTRUCTIONS]

Your first question comes from Greg Cappelli with Credit Suisse. Please proceed.

Greg Cappelli: Hi, guys it’s Greg and Chris.

Jack Larson: Hi, Greg, how are you, Chris?

Greg Cappelli: Good. Thank you. I guess the first question, Jack, is how many campuses out of the total that you have now do you put in the underperforming category?

Jack Larson: We won’t share that number with you in terms of specific schools, but there’s probably around 20 campuses.

Greg Cappelli: Okay. And then I guess just following on to your comments on the pricing front, you mentioned a couple of times that you have since seen improvement because of the price reduction in the associate’s program, I’m wondering why is it—what are the reasons behind your thinking in terms of—I guess the studies you talked about that show that you wouldn’t get the same kind of an impact out of cutting your prices in bachelor’s and master’s degrees?

Jack Larson: Well, I think we have done some studies, we looked at the—some of the events that led up to that, it was kind of a no-brainer, I guess, is what I want to say. And we just have not run into some of those same issues with our higher level programs.

I would ask Steve Fireng to maybe comment on that also.

Steve Fireng: We did a few brand studies in terms of—and took a look at levels of degrees and talked about thresholds that people see that the value of the degree at certain levels and we felt like—we put the dollar amount—or tuition dollars into that and what you were willing to pay and we found that the tuition dollars that we were charging at those levels are equivalent to what the consumer is willing to pay through our studies.

Different obviously than the associate degree where we looked at—where basically people would pay was different than what we were charging, that’s why we made that adjustment at AIU.

Jack Larson: It’s not to say, Greg, that we wouldn’t have a keen eye for other opportunities in the future. But as Steve said right now we feel pretty comfortable with where we are.

Greg Cappelli: Okay.

Steve Fireng: I think one of the other things is we’re also looking at our start and enrollment data and trying to understand the trends there, and as we looked at some of the weaknesses within AIU, it was more concentrated in that area, and so that—it’s really kind of a combination of various factors that kind of leads you to those conclusions.

Greg Cappelli: Okay. And then, Pat, I think you brought up CTU in our comments. What it is that is keeping CTU, it sounds like its growing, it sounds like the margins actually improved, what is differentiating that? And then secondly, on my final question, is when do you guys see the overall start number turning positive again? Can you give us any kind of time frame for what your goal would be in turning that positive? Thank you.

Jack Larson: Maybe if I could address my comments with respect to CTU, I think there’s a number of things. One, up until the introduction of phone clip, there really wasn’t a substantive associate degree offering within that and so that was a factor that is different in the Stonecliffe price that we offer the associate degree at was already at a significantly lower point than where the AIU program was at.

So I think that’s one of the other factors, and then clearly Colorado tech is not on probation, and some of the negative selling that we have encountered is not at the same level as AIU.

Steve Fireng: And Greg, this is Steve. One thing with CTU was during our brand study, we took a—kind of a brand of survey with CTU and all of our PEER groups and actually CTU, actually, it was a third party—CTU came actually with the highest of brand recognition, that name actually came up the highest among all of our PEER groups, so it was strong indication of that name also.

Jack Larson: Was there one more question, though, Greg? Were you asking about quarterly enrollments or something?

Greg Cappelli: Yeah, when starts would turn around.

Jack Larson: I think we have a lot of things underway throughout the system right now, and certainly some of these began a while ago obviously. We’ve got a lot of best practices, and we have a lot of new practices as we go forward and technology developments, and I think those can have an effect certainly with the large fall starts coming up, and then on into next year, and before you probably see significant turnarounds in some of these things, I mean it’s going to be future quarters, meaning that it’ll probably be beyond the fall quarter, although I think we can have a positive impact with the fall.

Greg Cappelli: That’s helpful. And just to clarify one thing. Pat you were talk about the CTU number—is CTU growing outside of Stonecliffe or is Stonecliffe driving the growth there?

Pat Pesch: CTU is growing outside of Stonecliffe.

Greg Cappelli: Okay. Thanks, guys.

Jack Larson: All right.

Pat Pesch: One other thing again—just on the start thing. One of the reasons that we have broken out specific data on population and starts as well as the financial performance for a number of segments is really to give you a few more insights into things that across our various businesses there are a number of different things that are influencing the performance, and it is not equal across the segments, so we think it was necessary to provide that detail to help with some of those incites. I would not expect that all of the operating segments will turn at the same rate or in the exact same time frame.

Greg Cappelli: I understand that that data is very helpful thanks a lot.

Jack Larson: All right. Thank you.

Operator: Your next question comes from Sarah Gubins with Merrill Lynch, please proceed.

Sarah Gubins: Thank you. A couple of questions. Can you talk about lead flow trends, the number of leads generated and student show rate?

Jack Larson: Sure. Two very important subjects, obviously, lead flow is the life blood, I think we have really looked at this in terms of lead management.

We’re pretty satisfied with what lead costs have been and our ability to really generate leads in kind of mass volumes for our various locations whether it be on-line or on-site. I think the issue becomes sometime is how do you manage those leads as they come into the system, how do you get back to them quicker.

Some 40% of those leads might come in after hours so we put in these automated enrollment sites, you try and certainly make sure that you are going after leads especially on the internet that are people that are really motivated, to want to start school.

So I think we have a lot of those initiatives underway, and I think that they should have an impact here I think over the next number of quarters both for on-line and the brick and mortar group. Show rate is challenging in the sense that I think what we have discovered is that student financing can be a very critical part of helping students start school. It’s one thing to enroll students it’s another thing to have those students show up at school.

So we have all of the necessary things to help students be motivated our 16-step program, we have DSMs or Directors of Student Management at various schools. There’s a lot of hand holding that goes along the way.

But I think our pre-orientation programs are critical to get people in after they have made one of the biggest decisions in their life to want to start school and overcome different issues and then also to help them with the various financing alternatives. Show rates have been effective, they were at a rate in some schools they showed improvement, in others they had digressed from other time periods.

Pat Pesch: Sarah, this is Pat.

The one thing, and I did talk about this in my comment, when we look back to the first quarter, we had seen some weakness on a year-over-year basis in show rates in our on-line business, and we talked about that previously among the rest of our schools there was a kind of a balance, some up some down but relatively stable on a year-over-year basis for the first quarter.

In the second quarter, we clearly saw a decline in show rate, and we really think it was most attributable to our approval rate on applications for alternative loans. And I did comment in my prepared remarks that we made some changes, there were some changes in the requirements for alternative loans.

We think the primary reason that our approval rates were down have to do with certain co-signor requirements, some new co-signor requirements for what I would call the lower credit quality tiers. And we have made some adjustments already in those requirements, which we think will begin to have a positive impact.

We’re certainly continuing to be mindful of credit quality, but we think adjustments necessary there, it was more significant than we expected, and we think that will turn around promptly.

Sarah Gubins: Okay. Turning to CTU performance, you mention that you are planning to do more part-time programs and that the Stonecliffe reps can now sell CTU programs I’m assuming vice versa.

Is there any concern that average revenue per student—we’re going to see that average revenue per student trend go down with an increased mix of part-time students and students in the lower priced Stonecliffe.

Jack Larson: I think very clearly with the introduction of part-time students you’ll see certain metrics like revenue per student move down. I don’t think that means that with we’ve got an adverse implication on earnings or growth.

I think that it is incremental revenue because we’re—it’s enabling us to really attack a segment of the market that we are not currently poised to serve. So I think the metric will go down, I don’t think that has any adverse implications on financial performance.

Steve Fireng: Understand 40% of all of higher education is in some sort of part-time program, CTU has not really had the opportunity to attract that market looking for a part-time. So as Pat said, I see this as more as incremental type of enrollments and starts rather than that the same students—same students are going to still be interested in full-time degrees where before there was other students that just need that part-time program based on their life-styles, work schedules, and so forth.

Jack Larson: We get plenty of leads and it’s matter of having all the available products that people want to buy so we can have a higher conversion rate, so we see this as a tremendous opportunity, frankly.

Sarah Gubins: Thank you. One just quick last question, you mentioned that—obviously there will be a variation in the timing of turnaround of various divisions, can you give us any sense of where you think we might start to see improvements earlier in—in which divisions we should expect to see some levels of improvement in the near future?

Jack Larson: Well, I think when you look at the data, the one thing you’ll see is for instance in our health segment, we’re seeing positive year-over-year trends in both population and starts and we would expect that to continue and we think as that continues we’ll improve profitability within that group.

I think the one area where we also would expect to see some quicker changes would be in the culinary arts segment. We first talked about that last quarter, we’re making some changes in credit practices and credit extension so we’re a little bit further along in those efforts for that division, and so I think we’ll see the benefits a little earlier on, and just so you know, we talked about kind of bad debt levels for brick and mortar being at 2.1%, for a culinary division they are at about 1.5%, so they have a very good discipline with respect to credit, and we think they are excellent candidates to look at some changes in those policies.

Sarah Gubins: Thank you.

Jack Larson: Thank you.

Operator: Your next question comes from Jack Sherck with SunTrust Robinson Humphrey. Please proceed.

Jack Sherck: Good afternoon. Could you quantify—first off, just to get a clarification, the price cuts at AIU those are only on-line, correct for all associates?

Jack Larson: That— that’s correct.

Jack Sherck: Okay. And then could you quantify what that—what that price cut was?

Steve Fireng: Yeah. We went to approximately—for the associate degree for a 13 month was approximately $24,000 was moved down to approximately $20,000.

Jack Sherck: Okay. And then I guess my final question is you told us before what is the exact number of leads that you generated this quarter?

Jack Larson: You know we’ll have to look that up. We—give us a few minutes, we’ll look that up.

Jack Sherck: All right. Great. Thank you very much.

Jack Larson: Okay. Great. Thank you.

Pat Pesch: Yeah this is Pat, I mean, the leads for the second quarter were about 1.9 million. So—and one of the things we’ve looked at over time is—with some significant changes in lead sources and an increasing number of internet leads, some of the year to year growth in those numbers becomes a little bit less meaningful as the sources really change.

Jack Larson: We have plenty of leads in our system, and I think we’re looking at the lead management, how we can get those into the hands of our people quicker 24/7. We have now set about doing that in all of our different groups and that is being kind of rolled out as we speak, but there’s lots of leads out there.

I think one of the things that we’re looking at too is doing more in local markets especially where we have colleges, we find that the conversion rate on those leads is substantially higher so that’s also underway in terms of targeting our resources more in the local area and having a higher probability of getting people not only to enroll in school but also to start. So that should be tremendous, and also the internet is another opportunity to get a better quality internet lead if you would so we look forward to a higher conversion rate.

Operator: Okay. Your next question comes from Bob Craig with Stifel Nicolaus. Please proceed.

Bob Craig: Good evening, everybody.

Jack Larson: Hi.

Bob Craig: You alluded to, I think, Jack, in your comments, facility rationalization as a possibility, divesture as a possibility. When will we hear about that? Is there a defined timetable to make that determination?

Jack Larson: Well it’s kind of a school by school basis, obviously.

We’re looking at different segments, and I think in some cases we’re probably very close to making some decisions and others we want to wait and see a little bit what is going to happen with those businesses or some of those schools here as we lead into the late summer and early fall.

So at the appropriate time we’ll certainly let everybody know what we’re doing with those, and I guess I would ask you for just a little bit of patience in some of those areas.

Bob Craig: Jack, you mentioned about 20 underperforming campuses is there a subset of that 20 that you really are pretty much convinced that you’ll have to close?

Jack Larson: Well I think they straddle different divisions if you will, so they are in different groups. I would tell you mostly the—usually are in markets that are challenged markets. Sometimes smaller markets.

Maybe there’s lots of competitive factors in there also. But we’re isolating those and we’re kind of really looking at the dynamics of what it’s going to take to get those closed.

Bob Craig: Okay.

Pat Pesch: This is Pat and a couple of thoughts on the real estate rationalization, capacity rationalization. We have looked at our entire portfolio, if you will of space, it is predominately lease, we own a few locations and then we have really kind of taken a look at the level of capacity at those locations.

We have looked at lease termination dates. We’ve really evaluated the entire portfolio and we have broken that space down into a number of categories including space that’s up for renewal in the near-term, in which case some of the best opportunities there are really just looking to resize them upon renewals.

We have looked at those where we have actual vacant space as opposed to what I might call excess capacity, and in cases like that we are pursuing things like subleases and we have subleased space in the past and so we are pursuing that, and then there are others where we’re looking at—in particular geographic areas where we may have the opportunity to consolidate activities and really just deal in that fashion kind of freeing up large enough pieces of space to either sublet or buy our way out of.

So we have really been through a comprehensive review, and now its a matter of— more or less individually executing upon a plan.

Bob Craig: Pat do you have an overall figure for capacity utilization right now?

Pat Pesch: Yeah. That’s an interesting number. We have talked about this before. It’s always a matter of how you kind of calculate capacity.

If the expectation is to fill every seat morning, afternoon and evening, you come up with a dramatically different number than if you use some other benchmark. I would say that we certainly have the room to grow our populations in the high single digits, low double digits for at least a few years without significant capacity expansion at existing campuses.

That of course, would not include what we might need to do with new locations. The other thing we do have right now is we do have also pockets of space that were associated with expansion campuses that were put on hold by the dealing restrictions. So we’re certainly looking at those in terms of the ability to use those in the not too distant future.

Bob Craig: That’s helpful. One more and I’ll move on.

Over and above what we have been talking about, any thoughts on brand concentration or consolidation as a way to leverage your advertising clout and perhaps further reduce operating complexity?

Jack Larson: Sure, we have looked at kind of brand management, we have looked at what brands have perhaps a better chance of attracting students, and perhaps they are more descriptive of different course offerings that we might want to offer in the future.

So we certainly have looked at that. We have studied that, and that could also be some impact that we have here in the future with that.

Steve Fireng: And we did that do that in a location in Kansas City where we moved a Sanford-Brown into a CTU location, and it was very, very successful. So we have some experience with doing that also.

Jack Larson: Let me just go back to the one question you had asked earlier about our rationalizing of assets, we’re going to be very careful as we do that.

We want to make sure that we’re looking at that in the right way we have described some 20 campuses maybe that we feel have some opportunities and issues, but a lot of those it’s matter of turnaround and certainly there’s some very attractive opportunities out there for the Company.

But we will look at that here in the near future and we’ll be making some announcements as to what some of our plans are.

Bob Craig: That’s helpful, Jack, thank you.

Jack Larson: Okay.

Operator: Next question comes from Gary Bisbee with Lehman Brothers, please proceed.

Gary Bisbee: Hi, guys, it sounds like the weakness in AIU is pretty likely to continue next quarter or at least until you are able to get that off of probation. Does that sound like a reasonable statement that you would expect that to fall sequentially?

Pat Pesch: I think that’s a reasonable expectation, and, some of the things we have talked about, we’re certainly not looking at the probation as being the only cause of weakness in performance and certainly our—as we talked—as Steve talked about trying to address those things that we can, before the probation can be addressed in December.

Jack Larson: Yeah, I mean the largest program is in our associate’s degree, our largest mix so if you can impact the associate degree to a greater degree you can minimize any sort of loss in growth and that’s what we saw in July and hopefully we continue that offset any of that loss of population.

Gary Bisbee: Yeah, I guess the real question then is if it seems like it’s likely that things could get a little bit worse before all of these things you are doing get better, the question is why repurchase 100 million of stock at this point, if things could get worse why not wait and try and do that when things bottom? I assume given these results, the stock will open a fair amount lower tomorrow, and it seems like you should have some visibility into that so given the return on capital focus you have talked about, would love any color or comment.

Pat Pesch: Gary, obviously we never undertake any repurchase activity with a mind to kind of buy in high, and of course, I could tell you that when we initiated that program last summer, and we made our first purchases, we were at that time we were pleased to be buying at $38.00 average price.

Obviously in hindsight that doesn’t look as intelligent— I guess our thoughts here is looking at our cash position, looking at this as a long-term proposition, we don’t want to really look at this in terms of trying to pick the bottom, because that’s an opportunity we could miss, so our thought has been to be at a meaningful level.

We certainly could have been at higher levels than we were given our liquidity, but the thought is to be at a meaning levels of somewhat consistent in our activity.

Gary Bisbee: Okay. That’s a fair answer. And then around the bad debt expense, I appreciate that you are focused on collections and credit quality and what not, but it seems to me that, like you’ve mentioned in culinary, it might be a wise decision to be willing to lose a little more money on some of these students to get them in the door and get the title four funds and it seems like that might be a really profitable endeavor, so I guess I wonder, bad debt at 2%, why not let it go back to 3.5 by—

Pat Pesch: Gary, if I wasn’t clear in my comments, I couldn’t agree with you more. We absolutely are looking at the kind of changes that would take on a level of credit risk that would be prudent, but clearly, I would expect that the changes we’re making would cause bad debt to go up higher, but hopefully with improve the top line and improve the bottom line because essentially it would allow us to leverage admissions and advertising spend, occupancy spend, even academic spending to the point of dealing with more fuller classrooms.

Gary Bisbee: Okay.

Pat Pesch: So that’s absolutely our intent.

Gary Bisbee: Great, and then just one last one, if I could. I wonder if you were willing to say at this point if you have been approached at all by anyone considering the opportunity to take the Company private and given that this turnaround seems like it could take several more quarters if you would be interested in soliciting any interest in doing so?

Jack Larson: Look we certainly always put our shareholders first, and certainly our board does too. We always want to maximize shareholder value, so that’s always been our intent as a board, and as a management team.

Gary Bisbee: Okay. Thanks for all of the color.

Jack Larson: All right. Thank you.

Operator: Next question comes from Mark Marostica with Piper Jaffray. Please proceed.

Mark Marostica: Hey, guys, first question is a follow-up on the AIU online pricing, and I’m curious as to whether or not you have seen any competitors lower pricing for associate’s on-line degrees and if perhaps that was factored into your decision making?

Steve Fireng: No, we—since we have rolled that we have not seen any other competitors come back and lower their price, and that was not—certainly we have looked at the market, we understand the price differences of the market, so certainly that was a consideration of what the market is offering, but we haven’t seen anybody change their pricing recently based on this.

Jack Larson: And Mark, as I mentioned we didn’t try to move your price point to be a low-cost provider. We really wanted to—we actually think we still—all things considered the quality of our programs deserve a premium, and lowered our price to a point that we thought made sense, but we’re not trying to undercut the market, and not trying to create the incentive for someone else to make further movements.

Mark Marostica: And Steve, I think you mentioned you’ve already implemented the pricing change. When did that go into effect?

Steve Fireng: It actually went into effect for our July start was the first—was the first start that went into effect.

Mark Marostica: Okay. Great. On student retention, could you give a sense for how that trended in the quarter both—both on-line and with your bricks and mortar?

Jack Larson: Sure, we have been really pleased with a lot of our retention efforts. We have probably done more assessments than ever before, we’ve done more student services, have more academic support for our students once they come into school with various programs and we have really seen kind of a stabilization, I guess, in my areas with that, so we have been, really, pretty pleased.

I would ask, maybe Steve to comment on some of the on-line initiatives, but I think we have certainly more to do in that area, but I think our year of the graduate program that we have out there is going to have a positive effect in many of our locations.

Steve Fireng: Yeah, on the on-line basis, we’re better year-over-year, and we’re better quarter-over-quarter so we really feel like, and as you know that certainly last year was a challenge at the on-line and we put a lot of initiatives like student—or excuse me advisor ratios, we put in a special student services team with our high risk students. Because we basically modeled out our students to predict a higher risk student.

We did that for one class at a time for maybe some of those students and obviously our packaging rate—so we feel very, very strong, feel very, very good about on-line and kind of the direction it’s going with attrition.

Jack Larson: On an overall basis after a couple of years with some modest improvement on the brick and mortar basis we have been fairly stable year-over-year in each of the first two quarters.

Mark Marostica: Great. One last question.

Jack, I think you mentioned admission rep turnover as being one of your focus areas or employee turnover as a whole. Can you give us a sense for how that trended in the quarter and specifically the admission rep turnover?

Jack Larson: Yeah, on the admissions rep area, we’ve added lots of reps throughout the quarter, certainly this is an area of opportunity for turnover, but I think we have put in a career development program, I think we have done a better job of perhaps attracting, training people by trying to retain them. In many areas, it probably was fairly stable, I think that we did see some higher turnover in certain areas, but it was just slightly.

Steve Fireng: A few points year-over-year.

Jack Larson: Yeah. Yeah.

Mark Marostica: Okay. Great. Thank you.

Operator: Your next question comes from Jennifer Childe with Bear Stearns, please proceed.

Jennifer Childe: Thanks as far as the legal regulatory landscape is there anything new that we should expect in the 10-Q?

Pat Pesch: This is Pat, I don’t expect any kind of blockbuster announcements. We’ll always—we’ll provide specific updates on all of the matters that we have been disclosing when we have had any significant developments in those areas, we’ve announced them as they have come rather than waiting for a periodic filing. That will continue, really continue to be our practice.

Jennifer Childe: Okay. In terms of on-line, can you share with us what percentage of on-line students are in AIU versus Stonecliffe versus CTU or even just sort of directionally?

Jack Larson: Well there’s little more than a third of our students are in Colorado Tech.

Steve Fireng: Now combine Stonecliffe and CTU.

Jennifer Childe: Okay. And how about what percentage of on-line students are seeking an associate’s degree?

Steve Fireng: We don’t offer the associate degree at Colorado Tech. That’s just bachelor’s and master’s degree students, and I would say at the on-line side is probably—

Pat Pesch: Yeah it’s about 30%.

Jennifer Childe: Okay. And moving to the cash flow statement, what were the working capital issues that caused the drop?

Pat Pesch: The biggest change in working capital when you looked at it during the quarter, we had significant estimated tax payments for income taxes.

We began the quarter with something in the neighborhood of $40 million of accrued income taxes, and we ended the quarter with nothing in accrued income taxes, so and just—there’s some seasonality there, in terms of federal tax payment requirements, you have a first quarter payment that’s due April 15th, you have a second quarter payment that’s due June 15th.

So it’s a little bit of a change in the timing of payment requirements from first to second quarter. So that was—that was the biggest individual swing factor.

Jennifer Childe: Okay. And then last question, what caused the drop in profitability per student within culinary?

Pat Pesch: It’s primarily a volume issue there, with the culinary business is probably our highest fixed-cost business, and the drop in the student population revenue is the biggest driver there.

Jennifer Childe: Okay. Thank you.

Pat Pesch: You’re welcome.

Operator: And your next question comes from Kelly Flynn with UBS, please proceed.

Kelly Flynn: Thanks. I have couple of questions. Just revisiting the regulatory issue Jennifer raised.

You guys announced a while back that you had received notice from the Midwest office of the SEC that you were going to get cleared in that situation. Why haven’t you announced that you are cleared by Washington and can you just give us an update on if you still think that’s going to happen and then I have a follow-up, thanks.

Pat Pesch: We don’t necessarily expect that we’ll ever hear anything further. Our communication with our legal counsel suggests that it would not be out of the ordinary for us to never hear anything conclusive or finalizing an inquiry.

Kelly Flynn: Okay, so you think it could just go away based on what you heard from Midwest.

Pat Pesch: That’s— that’s correct.

Kelly Flynn: Okay. And then unrelated question, in the press release and from what you said on the call—

Pat Pesch: I’m sorry Kelly if I could just maybe add a little footnote, we certainly—while we may not have any specific information concluding things, we certainly would know if they were pursuing any additional information from us, so we certainly would have information going the other direction, and we have had no further requests for information.

Kelly Flynn: Okay. That’s helpful. And then actually could you also give a little more color on the Department of Education?

I know you said in your 8-K and then in that letter that ultimately came out it also said that they were reviewing some of your ‘05 audits and might have a little more color on that in the summer.

Any color on when that is going to happen and also could you clarify why you didn’t give more of the negative color in your 8-K that was in the letter from the Department of Ed.

Pat Pesch: Well, we don’t believe that there was negative color to provide—

Kelly Flynn: Okay.

Pat Pesch: In terms of why we didn’t give it.

And we think, really, looking at the individual compliance audit, their letter focused on specific information with respect to a number of qualified opinions and our belief is the basis under which opinions are qualified is not necessarily indicative of any general lack of compliance or failure in compliance broadly across an individual school.

Each of the compliance audits evaluate some 50 areas of compliance, and a qualification could result from what they’d consider unsatisfactory performance in one of those areas, and then further, any non-compliance in one area may not have any material impact on the title four administration of that particular school.

I can provide an update that we have submitted our 2000 through 2005 compliance audits and the number of qualified opinions fell by more than half from where we were at a year ago.

Kelly Flynn: Okay. Any color on how long it’s going to take them to review it or what the norm is?

Pat Pesch: I cannot really speak to how long it will take them to address it. They certainly have the information, and we are—we will push to make sure they do it in as expeditious of fashion as possible.

Kelly Flynn: Great. And unrelated question on the on-line revenue that was footnoted in the press release and I think you spoke to on this call, it said 160 million.

The year ago press release said 171. What am I missing there? Or did you change that number? The year ago period the second quarter of ‘05?

Pat Pesch: That’s something I will have to kind of get back to you on.

Kelly Flynn: Okay. And then just one more. I know you said it already but what did you say the total bad debt ratio was for the quarter?

Pat Pesch: I don’t believe— I don’t believe that I did—

Kelly Flynn: Oh, okay.

Pat Pesch: I said for—I gave you—I gave the number for brick and mortar only.

Kelly Flynn: Okay.

Pat Pesch: The information is—in terms of bad debt expense is in the supplemental schedule, but it’s not calculated as a percentage. It was 3.7% of revenue.

Kelly Flynn: Okay. So it went up?

Pat Pesch: Went up from when?

Kelly Flynn: From—

Pat Pesch: Down on a year-over-year basis.

Kelly Flynn: But on a sequential basis. Could you give more detail on why that happened?

Pat Pesch: I’m very comfortable with that bad debt level.

Kelly Flynn: Okay.

Pat Pesch: I don’t think there’s anything else to— to really offer.

Kelly Flynn: Okay. Great. Thanks a lot.

Operator: Your next question comes from Corey Greendale, please proceed.

Corey Greendale: Hi, good afternoon.

Jack Larson: Hello. Good afternoon.

Corey Greendale: Pat I just had a couple of clarifying questions first. On when you said the approval rate on alternative loans had gone down does that mean first loans or all private loans?

Pat Pesch: I’m sorry— I didn’t hear the end of that Corey.

Corey Greendale: When you were talking about the approval rate on alternative loans going down, just—I was looking for a definition of alternative is that recourse loans or is that all private loans?

Pat Pesch: The approval rate that I was speaking to was really on the non-recourse loans.

Corey Greendale: Okay.

Pat Pesch: And that was really the one that was affected by change—and that is the majority of the activity with respect to recourse—with respect to alternative loans.

Corey Greendale: Okay. And when you said that associate students are 30% was that just for AIU or all of on-line?

Pat Pesch: That was all of on-line.

Corey Greendale: Okay, the next question is if you look at the start data after the university segment, the segment that had the second biggest decline was in other schools. Was that—was the decline most pronounced in the schools that have been most visible with the kind of negative press that the Brooks and Lehigh Valley, or is that not a fair assumption?

Pat Pesch: Yes, absolutely a fair assumption.

Corey Greendale: Okay. And a question for Steve, it seems to me with AIU that—obviously getting the accreditation issue cleared up would be a positive, but that to some extent there is kind of damage being done to the brand by what competitors are saying on that issue.

Can you just give some specific on what you are doing to protect and enhance the brand so that once the accreditation gets resolved enrollment numbers start heading back in the right direction?

Steve Fireng: Sure. Part of the brand study we just did we actually were pleased based on the brands that appeared actually hadn’t suffered any sort of long term harm during the probation period, but as sort of a precautionary, we have hired a public relations firm that is assisting the campuses including on-line to ensure that the stories about the great students and faculty.

We have an alumni association that was developed and our alumni is fully engaged and run ambassador programs talking to perspective students and current students so although the probation certainly hasn’t helped. I will tell you if you look at just indication for retention rates to show rates I would tell you that the brand continues to be very, very strong I think only get stronger with AIU being removed from probation.

Corey Greendale: And any concern that lowering the price is a disconnect with the place you’ve—the higher ground you have taken in the market before?

Steve Fireng: No, I still think we—we didn’t price ourselves at the lowest in the market. We didn’t price ourselves at the lowest cost we still priced ourselves that there is a still a value. We still priced ourselves, there’s a lot of quality. We priced ourselves really with the associate degree students really will bear in terms of what they’ll pay for kind of that type of a degree.

Corey Greendale: So you haven’t marketed it as being on sale or anything like that?

Steve Fireng: No. No. We still market our high quality, high service model our virtual campus. So really, the reality of it is, we still market more the end result is you get that at a lower cost.

Corey Greendale: Thank you.

Steve Fireng: Thank you.

Operator: [OPERATOR INSTRUCTIONS] Next question comes from Howard Block with Bank of America, please proceed.

Howard Block: Thank you, operator. Good afternoon, everybody.

Steve, I just wanted to get clarification on the show rate comment with regards to pricing. So what you are saying is that of the enrolled students in July—of the starts in July on July 9th of this year they were 10% higher in terms of those that showed versus the July 17th start of last year?

Steve Fireng: It was 10 percentage points higher than our previous associate degree start in June.

Howard Block: In—on a sequential basis?

Steve Fireng: Exactly.

Howard Block: Okay. And so you are confident to attribute all that to pricing was it was sort of a controlled data set and the only change was the price?

Steve Fireng: There was no other initiative, no other thing we did to those schools other—those students other than change the price, and assist them with the packaging to start school. That was the only change.

Howard Block: Okay. Fair enough, and then, I guess, Steve again, with regards to CTU which appears to be a more stable platform in terms of revenue and enrollment, are you seeing any positive effect from smart inquiries on the show rate?

In other words if you sort of look at the change in show rate year-over-year and the increasing use of smart inquiries, has it benefited it at all?

Steve Fireng: Smart inquiries is more on the conversion side. What smart inquiries does really is it models out the inquiries based on certain demographics and then gives the right lead to the right representative and then allows them to kind of manage. So I would say smart inquiries has more to do with lead conversion than it has to do with show rate.

Howard Block: But has it had any effect at all on the lead conversion at the platform that is more stable without all of the noise of reputation?

Steve Fireng: It’s still fairly new we rolled it out kind of last quarter. So it’s too new to see if it’s going to have a long-term effect in conversion.

Howard Block: Okay, and then, Pat, if the Healthcare segment is the only one that looks to have grown both in revenue and enrollment the last couple of quarters and yet we’re seeing this large impairment charge, what does that bode, if anything with regards to the remaining hundreds of millions of dollars of good will for the other divisions?

Pat Pesch: Well, I think you have to look at when you look at our acquisition history, when we made that acquisition, we acquired Whitman which included—which is where the bulk of our healthcare campuses were acquired in that acquisition. We purchased those when the market was more or less at a peak.

We definitely paid a price that’s significantly above where comparable prices would be today, and so I would say that those schools carry a heavier good will burden, if you will than a lot of our other campuses.

So while the healthcare schools have shown some growth, they are still at very modest levels of productivity. We have been successful in growing them, but we have not increased the profitability—I think I said productivity— I meant profitability, and that’s really more of the valuation issue created there.

The areas where we have the largest pockets if you will of good will dollars outside of healthcare is culinary, and we feel pretty comfortable with our overall culinary business valuation relative to that good will cost.

Howard Block: Okay. Jack, you mentioned that you have reputation management initiatives underway at many schools at which schools is reputational management not underway?

Jack Larson: I don’t have a list of that here, Howard, but I think we’re looking at it on a case by case basis and whether it be our brick and mortar we made the comment about certainly the AIU segment also.

Howard Block: And is there anything to report in terms of color on the initiative you noted last quarter, I think Blish?

Jack Larson: Blish is picking up steam, obviously it was in a very early stage of development at that time. But there are some parts of that we have been very excited about in terms of people finding an interest in that type of service if you will and the numbers of partners that we have been able to attract to it to partner with us. So chef.com again has really added a dimension here in the last several months with different partners and advertisers and then Blish also is certainly was in a development stage last quarter, but we’ve been pretty pleased with what we see in the early stages.

Steve Fireng: We’re talking and very modest levels of revenue at this point. It is an investment business now.

Howard Block: Okay. Great. Thank you.

Jack Larson: All right. Let me just make a couple of comments here and then we can go on to any other questions if there is, I just want to clarify here on this rationalization of assets certainly strategically we’re going to review campus by campus, different opportunities and ROI.

We’re going to look for all of the alternatives at various locations and different options for us. And certainly I think everybody understands that we talk to our own people first before we went out and published anything or talked about any of our alternatives publicly.

So I think everyone probably understands that. Are there any more questions to share?

Operator: Mr. Larson, there are no further questions in queue at this time. I’ll turn the call back over to you for any closing remarks.

Jack Larson: All right. Very good.

Let me just conclude by saying that there’s a lot of activities underway at our company. I think we understand the significance of what the challenges are but I think we also have set in motion here a lot of different initiatives that I believe will not only start the momentum in the upcoming fall starts to build population through more starts, certainly, more enrollment, higher show rates, greater lead conversions, but also retaining those students at our various locations.

You heard Steve refer to some of the plans they have for the on-line group. We certainly have add significant numbers of representatives for on-line as we have at many of our schools. Student financing we have recognized that a major opportunity for us, and as Pat discussed, that is very much underway, looking at the alternatives on kind of a division by division basis. But that should have a significant aspect. I think Pat shared some of the different numbers with you.

The internet offers opportunities. It also offers challenges but we are really going to work with our vendors to get higher quality lead, I believe we’ll get a higher conversion rate. We’re putting a lot more dollars into our local markets if you will, we know those people enroll at much higher rates and they show at much higher rates.

The preorientation program I think could also have a very significant impact on people understanding school and wanting to come to school and solving issues before they are issues, and we expect that we would see higher show rates out of that also.

So once again we have a lot of confidence in what we’re doing, we want people to understand that and with those initiatives are underway as we speak. I appreciate everyone’s time today and we look forward to communicating with you further in the future.

Operator: Thank you, ladies and gentlemen, for your participation in today’s conference. This concludes the presentation. You may all now disconnect. Have a great day.